================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)


(Mark One)
    [X]  Filed by the Registrant
    [ ]  Filed by a Party other than the Registrant


Check the appropriate box:
    [ ]  Preliminary Proxy Statement
    [ ]  Confidential, for Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
    [X]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
          240.14a-12


                       FELCOR SUITE HOTELS, INC.
           (Name of Registrant as Specified In Its Charter)

                            NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
    [X]  No fee required

    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11

         TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
                                                                        -------

         AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:
                                                                     ----------

         PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11:
                                            -----------------------------------
         (Set forth the amount on which the filing fee is calculated and state how it was determined.)

         PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:
                                                         ----------------------

         TOTAL FEE PAID:
                        -------------------------------------------------------

    [ ]  Fee paid previously with preliminary materials

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         AMOUNT PREVIOUSLY PAID:
                                -----------------------------------------------

         FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:
                                                      -------------------------

         FILING PARTY:
                      ---------------------------------------------------------

         DATE FILED:
                    -----------------------------------------------------------


================================================================================

                     [FELCOR SUITE HOTELS, INC. LETTERHEAD]




                                                                  April 16, 1997



Dear Shareholders:


       You are cordially invited to attend the annual meeting of shareholders of FelCor Suite Hotels, Inc. ("Company") to be held at 9:00 a.m. local time, May 22, 1997, at the Embassy Suites (Dallas Love Field) hotel located at 3880 West Northwest Highway, Dallas, Texas.

       At the meeting you will be asked (1) to elect three Class III directors of the Company for a three-year term, (2) to approve a proposal to amend the Company's 1995 Restricted Stock and Stock Option Plan ("1995 Plan") to increase the maximum aggregate number of shares of Common Stock that may be issued under the 1995 Plan from 1,200,000 to 1,500,000, (3) to approve an amendment to the Company's Charter to remove the current limitation on indebtedness, and (4) to transact such other business as may properly come before the meeting.


       The Company's Charter currently limits the Company's consolidated indebtedness to an amount not to exceed 40% of the Company's investment in hotel properties, at its cost. The limitation was developed at the time of the Company's initial public offering in July 1994. Since that time, the Company has acquired interests in a total of 58 hotels, which acquisitions were financed principally with proceeds from public offerings of the Company's Common Stock. Also, since the initial public offering, a number of other hotel REITs and entities have been formed for purposes similar to those of the Company, most of which have no corporate limitation on their ability to incur debt, and the Company believes the market for hotel acquisitions has become more competitive. The Company believes that by removing the limitation on indebtedness, the Company will increase its flexibility in financing the acquisition of hotel properties. In addition, the Company believes adoption of this proposed amendment will permit the Company to access debt financing sources more readily while maintaining a policy limiting indebtedness to a level which the Board of Directors believes is prudent. The Board of Directors has expressed its intention to adopt a policy limiting the Company's indebtedness to an amount not in excess of 40% of the Company's investment in hotel properties, at its cost, which is the same limitation currently imposed under the Company's Charter.


       The Company's Board of Directors has approved the proposed amendment to the 1995 Plan and the proposed amendment to the Company's Charter and recommends that you vote FOR the approval of each such proposal.

       The formal Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter provide detailed information concerning the matters to be considered and acted upon at the meeting. The Company's Annual Report for the year ended December 31, 1996 also accompanies this letter.

       It is important that your shares be represented at the meeting, whether or not you attend personally. I urge you to sign, date and return the enclosed proxy in the postage-paid return envelope at your earliest convenience.


                                                Thomas J. Corcoran, Jr.
                                                        President

                     [FELCOR SUITE HOTELS, INC. LETTERHEAD]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 22, 1997


To the Shareholders of
FelCor Suite Hotels, Inc.:


       Notice is hereby given that the 1997 Annual Meeting of Shareholders ("Annual Meeting") of FelCor Suite Hotels, Inc., a Maryland corporation ("Company"), will be held at the Embassy Suites (Dallas Love Field) hotel located at 3880 West Northwest Highway, Dallas, Texas, on Thursday, May 22, 1997, at 9:00 a.m. local time, for the following purposes:


       1. To elect three Class III directors to serve on the Board of Directors until the annual meeting of shareholders in 2000 or until their successors are elected and qualified or until their earlier resignation or removal;

       2. To consider and vote upon a proposal to amend the Company's 1995 Restricted Stock and Stock Option Plan to increase the maximum aggregate number of shares of Common Stock that may be issued under the 1995 Plan from 1,200,000 to 1,500,000;

       3. To consider and vote upon a proposal to delete Article IX of the Company's Charter, which limits the Company's consolidated indebtedness to 40% of the Company's investment in hotel properties, at its cost; and

       4. To transact such other business as may properly come before the meeting.

       It is desirable that as large a proportion as possible of the shareholders' interests be represented at the Annual Meeting. Whether or not you plan to be present at the meeting, you are requested to date, sign and return the enclosed proxy, as soon as possible, in the postage-paid return envelope provided so that your stock will be represented. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting.

       Only shareholders of record at the close of business on April 15, 1997 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                By Order of the Board of Directors,


                                HERVEY A. FELDMAN
                                Chairman of the Board

Irving, Texas
April 16, 1997

                     [FELCOR SUITE HOTELS, INC. LETTERHEAD]

                         ------------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 22, 1997

                         ------------------------------


       This Proxy Statement is furnished to shareholders of FelCor Suite Hotels, Inc., a Maryland corporation ("Company"), in connection with the solicitation of proxies by the Board of Directors of the Company ("Board of Directors") for use at the 1997 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on May 22, 1997, at the Embassy Suites (Dallas Love Field) hotel located at 3880 West Northwest Highway, Dallas, Texas ("Annual Meeting"), and at any adjournment thereof. Proxies in the form enclosed will be voted at the Annual Meeting, if properly executed, returned to the Company prior to the meeting and not revoked. A proxy may be revoked at any time before it is voted by voting in person at the meeting or by the execution of a revised proxy bearing a later date or by a written notice of revocation sent to the Secretary of the Company at the address set forth above that is received prior to the Annual Meeting. This proxy statement was first sent or given to the Company's shareholders on or about April 16, 1997.


                           OUTSTANDING CAPITAL STOCK


       The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting is April 15, 1997. At the close of business on that date, the Company had issued and outstanding and entitled to receive notice of, and to vote at, the meeting 26,557,733 shares of Common Stock, $.01 par value ("Common Stock"). No other class of securities of the Company is entitled to notice of, or to vote at, the Annual Meeting.


                       ACTION TO BE TAKEN AT THE MEETING

       The accompanying proxy, unless the shareholder specifies otherwise, will be voted:

       1. FOR the election of the Class III director nominees named herein, to serve on the Board of Directors until the annual meeting of shareholders in 2000 or until their successors shall be elected and qualified or until their earlier resignation or removal;

       2. FOR the proposal to amend the Company's 1995 Restricted Stock and Stock Option Plan, as amended ("1995 Plan"), to increase the maximum aggregate number of shares of Common Stock that may be issued under the 1995 Plan from 1,200,000 to 1,500,000;

       3. FOR the proposal to delete Article IX of the Company's Charter, which limits the Company's consolidated indebtedness to 40% of the Company's investment in hotel properties, at its cost; and

       4. In the discretion of the proxyholders, as to the transaction of such other business as may properly come before the meeting.

       Where shareholders have appropriately specified the manner in which their proxies are to be voted, they will be voted in such manner. If any other matter or business is brought before the meeting, the proxyholders may vote the proxies in their discretion. The Board of Directors is not presently aware of any other matters or business to be brought before the Annual Meeting.

                                QUORUM AND VOTING


       The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In deciding each matter to be voted on at the Annual Meeting, a holder is entitled to one vote, in person or by proxy, for each share of Common Stock held in his name on the record date. With respect to the election of directors, under applicable law, directors must be elected by a plurality of the votes cast. Under the terms of the 1995 Plan, the proposed amendment to the 1995 Plan must be approved by a majority of the shareholders voting thereon at the Annual Meeting, provided that a quorum is present. With respect to the adoption of the proposed amendment to delete Article IX of the Charter ("Amendment"), under applicable law, the Amendment must be approved by the holders of a majority of the outstanding Common Stock. Assuming a quorum is present, abstentions and "broker non-votes" would have no effect on the election of directors or the adoption of the amendment to the 1995 Plan. A "broker non-vote" occurs if a broker or other nominee holding shares for beneficial owners does not have discretionary voting power as to such shares and has not received specific voting instructions from the beneficial owner.
As in the case of the Amendment, where the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote is required for approval, abstentions and "broker non-votes" would have the effect of negative votes.


                             PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

       The following table sets forth information, as of March 18, 1997, regarding each person known to the Company to be the beneficial owner of more than five percent (5%) of its Common Stock. Unless otherwise indicated, such shares of Common Stock are owned directly and the indicated person has sole voting and investment power with respect thereto.

                                                                     AMOUNT AND
                                                                      NATURE OF
         NAME AND ADDRESS                                            BENEFICIAL     PERCENT OF
         OF BENEFICIAL OWNER                                          OWNERSHIP       CLASS(1)
         -------------------                                         -----------    ----------
 Capital Growth Management Limited Partnership . . . . . . . . .    2,185,000(2)       8.2%
 One International Place
 Boston, Massachusetts 02110

 Franklin Resources, Inc.  . . . . . . . . . . . . . . . . . . .    3,291,304(3)      11.7%
 777 Mariners Island Blvd.
 San Mateo, California 94404

 FMR Corp..  . . . . . . . . . . . . . . . . . . . . . . . . . .    2,332,001(4)       8.7%
 82 Devonshire Street
 Boston, Massachusetts 02109

 LaSalle Advisors Limited Partnership. . . . . . . . . . . . . .    1,643,600(5)       6.2%
 100 East Pratt Street
 Baltimore, Maryland 21202

 Promus Hotels, Inc. . . . . . . . . . . . . . . . . . . . . . .    2,886,792(6)      10.5%
 755 Crossover Lane
 Memphis, Tennessee 38117

----------
(1)    Based upon 26,539,676 shares outstanding as of March 18, 1997.

(2) Based solely upon information contained in Schedule 13G, dated February 11, 1997. Capital Growth Management Limited Partnership reported that it had sole voting power, but not sole dispositive power, with respect to such shares, and disclaims any beneficial interest in these shares.

(3) Based solely upon information contained in Schedule 13G, dated February 12, 1997. Franklin Resources, Inc. reported that, through its subsidiaries, it has sole voting and dispositive power with respect to these shares. Includes 1,471,756 shares of Common Stock issuable upon conversion of 1,898,550 shares of the Company's $1.95 Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock").

                                           Footnotes continued on following page

(4) Based solely upon information contained in Schedule 13G, dated February 14, 1997. FMR Corp. reported that, through its subsidiaries, it had sole dispositive power with respect to such shares and sole voting power with respect to 479,806 of such shares. Includes 220,961 shares of Common Stock issuable upon conversion of 285,000 shares of Series A Preferred Stock.

(5) Based solely upon information contained in Schedule 13G, dated February 11, 1997. Represents (i) 916,900 shares owned by LaSalle Advisors Limited Partnership ("LaSalle"), as to which LaSalle reported it had sole voting and dispositive power with respect to 448,100 shares, shared voting power with respect to 174,500 shares and shared dispositive power with respect to 468,800 shares, and (ii) 726,700 shares beneficially owned by ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle"), as to which ABKB/LaSalle reported that it had sole voting and dispositive power with respect to 160,100 shares, shared voting power with respect to 448,870 shares and shared dispositive power with respect to 566,600 shares.

(6) Based solely upon information contained in Schedule 13D, dated February 5, 1997. Includes 1,000,000 units of partnership interest ("Units") in FelCor Suites Limited Partnership ("Partnership") held by Promus Hotels, Inc. ("Promus") which are currently redeemable for a like number of shares of Common Stock, subject to the prohibitions contained in the Company's Charter which prohibit ownership of more than 9.9% of any class of the Company's outstanding capital stock by any person.

SECURITY OWNERSHIP OF MANAGEMENT

       The following table sets forth the beneficial ownership of the Company's Common Stock and Series A Preferred Stock, as of March 18, 1997, by (i) each director and director nominee, (ii) each named executive officer and (iii) all directors and executive officers as a group. Unless otherwise indicated, such shares of Common Stock and Series A Preferred Stock are owned directly and the indicated person has sole voting and investment power.

                                       AMOUNT AND                           AMOUNT AND
                                        NATURE OF                           NATURE OF
                                       BENEFICIAL          PERCENT          BENEFICIAL         PERCENT
         NAME OF                      OWNERSHIP OF           OF            OWNERSHIP OF           OF
     BENEFICIAL OWNER                 COMMON STOCK        CLASS(1)       PREFERRED STOCK       CLASS(1)
     ----------------                 ------------        --------       ---------------       --------
 Hervey A. Feldman . . . . . . .        433,315(2)(3)       1.6%             3,000(10)           (12)
 Thomas J. Corcoran, Jr. . . . .        433,415(2)(4)       1.6%             3,000               (12)
 Richard S. Ellwood  . . . . . .          4,500                (9)               0                 0
 Richard O. Jacobson . . . . . .         21,200                (9)               0                 0
 Charles N. Mathewson  . . . . .        609,777(5)          2.2%            90,000(11)           1.5%
 Thomas A. McChristy . . . . . .         45,900(6)             (9)               0                 0
 Donald J. McNamara  . . . . . .          4,600                (9)               0                 0
 Nicholas R. Peterson  . . . . .         25,000(7)             (9)               0                 0
 June H. McCutchen . . . . . . .              0               0                  0                 0
 William P. Stadler  . . . . . .          2,500(8)             (9)               0                 0
 All executive officers and                                                                        0
 directors as a group
 (12 persons . . . . . . . . . .      1,296,292             4.7%            96,000               1.6%

---------------
(1)    Based upon 26,539,676 shares outstanding as of March 18, 1997.

(2) Includes 294,915 shares issuable to FelCor, Inc. upon exercise of redemption rights with respect to Units issued to it in connection with the Company's initial public offering in July 1994 ("IPO"). Messrs. Feldman and Corcoran are the sole shareholders and directors of FelCor, Inc. and each may be deemed to own beneficially all of the Units owned by FelCor, Inc. Also includes (i) an aggregate of 33,000 shares issued pursuant to stock grants (9,000 in February 1995, 9,000 in December 1995, and 15,000 in February 1997), which shares vest over a five-year period from the date of grant at the rate of 20% per year, (ii) 90,000 shares issuable pursuant to currently exercisable stock options, and
       (iii) 2,325 shares issuable upon the conversion of 3,000 shares of Series A Preferred Stock. Does not include 296,000 shares issuable pursuant to outstanding stock options which are not currently exercisable.

(3)    Includes 200 shares owned of record by Mr. Feldman's minor children.

                                           Footnotes continued on following page

(4)    Includes 300 shares owned of record by Mr. Corcoran's minor children.

(5) Includes 540,009 shares issuable to or for the benefit of Mr. Mathewson upon exercise of redemption rights with respect to Units, which represents Mr. Mathewson's pro rata interest in Units issued in connection with the IPO to partnerships in which Mr. Mathewson is a limited partner. Also includes 69,768 shares issuable upon conversion of 90,000 shares of Series A Preferred Stock.

(6) Includes 38,000 shares owned of record by the T.A. McChristy Living Trust, over which Mr. McChristy has sole investment and voting power, and 3,000 shares owned of record by his spouse's individual retirement account.


(7) Includes (i) 4,100 shares owned of record by family trusts of which Mr. Peterson is trustee and over which he has sole investment and voting power, and (ii) 20,000 shares issuable pursuant to currently exercisable stock options. Does not include 10,000 shares issuable pursuant to outstanding stock options which were not exercisable at March 18, 1997.


(8) Represents 2,500 shares issued in July 1995 pursuant to a stock grant, which shares vest over a five-year period from the date of grant at the rate of 20% per year.

(9)    Represents less than 1% of the outstanding Common Stock.


(10) Includes 1,000 shares owned by Mr. Feldman's spouse and 1,000 shares owned by a trust for the benefit of his minor children.


(11)   Represents shares owned of record by the Charles M. Mathewson Trust.

(12)   Represents less than 1% of the outstanding Series A Preferred Stock.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

       Based solely on a review of the copies furnished to the Company and representations from the officers and directors, the Company believes that all
Section 16(a) filing requirements for the year ended December 31, 1996 applicable to its officers, directors and greater than ten percent (10%) beneficial owners were satisfied.


       Based on written representations from the officers and directors, the Company believes that no Form 5 for any director, officer or greater than ten percent (10%) beneficial owner was required to be filed with the SEC for the period ended December 31, 1996.


                       PROPOSAL 1.  ELECTION OF DIRECTORS

       The bylaws of the Company provide for three classes of directors, who serve staggered three-year terms, with the term of each director expiring at the annual meeting of shareholders held three years after his election. The Board of Directors currently consists of seven members, four of whom are Independent Directors. An "Independent Director" is a director of the Company who is not an officer or employee of the Company, any affiliate of an officer or employee or an affiliate of (i) any advisor to the Company under an advisory agreement, (ii) any lessee of any property of the Company, (iii) any subsidiary of the Company, or (iv) any partnership which is an affiliate of the Company.

       The terms of three of the Company's directors, Mr. Richard S. Ellwood, Mr. Richard O. Jacobson and Mr. Thomas A. McChristy, expire at the Annual Meeting. The Board of Directors has nominated Mr. Ellwood, Mr. Jacobson and Mr. McChristy, the incumbent Class III directors ("Nominees"), to be reelected as Class III directors for an additional three-year term expiring with the annual meeting of shareholders in 2000 or until their successors shall be elected and shall qualify or until their earlier resignation or removal.

       Set forth below is certain information regarding the directors and Nominees of the Company.

                                                                                                  TERM
            NAME                                  POSITION                            CLASS       EXPIRES
            ----                                  --------                            -----       -------
 Hervey A. Feldman . . . . . . . . . . .   Chairman of the Board                     Class I       1998
 Thomas J. Corcoran, Jr. . . . . . . . .   President and Chief Executive
                                             Officer, Director                       Class II      1999
 Richard S. Ellwood  . . . . . . . . . .   Independent Director                      Class III     1997
 Richard O. Jacobson . . . . . . . . . .   Independent Director                      Class III     1997
 Charles N. Mathewson  . . . . . . . . .   Director                                  Class I       1998
 Thomas A. McChristy . . . . . . . . . .   Independent Director                      Class III     1997
 Donald J. McNamara  . . . . . . . . . .   Independent Director                      Class II      1999


       The following discussion sets forth the names, ages and business histories of the Nominees and of the five directors whose terms will continue after the Annual Meeting and the year of the annual meeting of shareholders at which each director's term will expire (assuming, in the case of the Nominees, that they are elected). All of the following directors were initially elected or appointed as a director in 1994.


NOMINEES FOR CLASS III DIRECTORS (TERMS EXPIRING IN 2000)

       Richard S. Ellwood (age 65) is the founder and principal owner of R. S. Ellwood & Co., Inc., a real estate investment banking firm which was organized in 1987. Prior to 1987, as an investment banker, Mr. Ellwood was elected successively in 1968 a general partner of White Weld & Co., in 1978 a managing director of Warburg Paribas Becker, Incorporated and in 1984 a managing director and senior banker of Merrill Lynch Capital Markets. Mr. Ellwood has extensive experience in hotel financing. He was a founder of Hotel Investors Trust, a REIT, and served as a Trustee from 1970 until its merger with another REIT in 1987. He also serves as a director of two additional REITs, Apartment Investment and Management Company and Corporate Realty Income Trust.

       Richard O. Jacobson (age 60) is the President and Chief Executive Officer of Jacobson Warehouse Company, Inc., a privately-held warehouse company with facilities in 15 locations in seven states, which Mr. Jacobson founded 29 years ago. He is also President and Chief Executive Officer of Jacobson Transportation Company, Inc., a truckload common carrier with authority to operate in 48 states and Canada. Mr. Jacobson is a member of the Boards of Directors of Advanced Oxygen Technology, Inc., AlaTenn Resources, Inc., Allied Group, Inc., Firstar Bank Des Moines, N.A., Firstar Bank of Iowa, N.A. and Heartland Express, Inc.

       Thomas A. McChristy (age 70) is the President of T. A. McChristy Co. Inc., a real estate investment company, and has served in that capacity since 1957. Mr. McChristy also served as the President and Chief Operating Officer of Syntech International Inc., a lottery systems and equipment manufacturing company, from 1986 to 1988 and as its Chief Executive Officer from 1989 to 1992.

CONTINUING CLASS I DIRECTORS (TERMS EXPIRING IN 1998)


       Hervey A. Feldman (age 59) is the Chairman of the Board of the Company and has served in such capacity since its formation in 1994. He is also a co-founder of FelCor, Inc. and has served as its Chairman since its formation in 1991. Prior to that time, he held executive positions with Embassy Suites, serving as its Chairman of the Board from June 1990 until January 1992, and as its President and Chief Executive Officer from the founding of that company in January 1983 to April 1990. Prior to 1990, Mr. Feldman had spent over 25 years in the hotel industry, including serving in various management positions with Brock Hotel Corporation during a period when that company was one of the largest franchisees of Holiday Inn(R) hotels in the U. S.; as Executive Vice President for North American Development of Holiday Inns, Inc.; and President and Chief Executive Officer of Brock Residence Inns, Inc., which founded the extended-stay, all-suite chain now known as Residence Inns by Marriott(R).

       Charles N. Mathewson (age 68) has served, for more than the past five years, in various positions with International Game Technology ("IGT"), a company engaged in the design and manufacture of microprocessor based gaming products and gaming monitoring systems. Since February 1988, he has served as the Chairman of the Board of IGT. He has served as a director of IGT since December 1985, as President from December 1986 to February 1988, and as Chief Executive Officer from December 1986 until June 1993 and from February 1996 until the present. Mr. Mathewson also is a member of the Board of Directors of Baron Asset Fund.

CONTINUING CLASS II DIRECTORS (TERMS EXPIRING IN 1999)

       Thomas J. Corcoran, Jr. (age 48) is the President and Chief Executive Officer of the Company and has served in such capacity since its formation in 1994. He is also a co-founder of FelCor, Inc. and has served as its President and Chief Executive Officer since its formation in 1991. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with Integra - A Hotel and Restaurant Company (formerly Brock Hotel Corporation), including serving as the President and Chief Executive Officer of that company from 1986 to 1990, and with ShowBiz Pizza Time, Inc., an operator and franchisor of family entertainment center/pizza restaurants.

       Donald J. McNamara (age 44) is the founder and Chairman of The Hampstead Group, a real estate investment company with substantial activities in the hospitality and retirement housing industries. Mr. McNamara also is the Chairman of the Board of Directors of Bristol Hotel Company, and a director of Mountasia Entertainment International.

       There are no family relationships between any of the directors. Except as described above, none of the Company's directors hold directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or pursuant to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. There are no arrangements or understandings between any director and any other person pursuant to which that director was nominated.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS


       Director Meetings. The business of the Company is under the general management of its Board of Directors as required by the Company's Bylaws and the laws of Maryland, the Company's state of incorporation. The Company's Charter requires that a majority of the Company's directors be Independent Directors. There are presently seven directors, including four Independent Directors. The Board of Directors held seven meetings during 1996. In addition, significant communications between the directors and the Company occur apart from the formal meetings of the Board of Directors and the committees thereof. Accordingly, management does not regard attendance at meetings to be the primary criterion in evaluating the contributions a director makes to the Company. Each of the Company's directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees thereof on which such director served.


       The Company presently has an Executive Committee, an Audit Committee and a Compensation Committee of its Board of Directors. In addition, the Company has a Capital Approval Committee consisting of the senior executive officers of the Company. The Company has no standing Nominating Committee of the Board of Directors, with the entire Board of Directors acting in such a capacity. The Company may, from time to time, form other committees as circumstances warrant. Such committees have authority and responsibility as delegated by the Board of Directors.

       Executive Committee. The Board of Directors has established an Executive Committee consisting of Messrs. Corcoran, Feldman and Mathewson. The Executive Committee is empowered to exercise the powers of the Board of Directors in the management of the business and affairs of the Company, except when the Board of Directors is in session and except for certain powers which may be exercised only by the Board of Directors. Although informal communication among members of the Executive Committee occurred frequently during 1996 and certain actions were taken by unanimous written consent, the Executive Committee held no formal meetings during the year.


       Audit Committee. The Board of Directors has established an Audit Committee consisting of Messrs. Ellwood, Jacobson, McChristy and McNamara, constituting all of the Independent Directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held three meetings in 1996.

       Compensation Committee. The Board of Directors has established a Compensation Committee consisting of Messrs. Ellwood, Jacobson, McChristy and McNamara, constituting all of the Independent Directors. The Compensation Committee determines compensation for the Company's executive officers and advises the Board on the adoption and administration of employee benefit or compensation plans. The Compensation Committee also administers the Company's stock option and stock grant plans. The Compensation Committee held one meeting in 1996.

       Capital Approval Committee. In November 1996, the Board of Directors established the Capital Approval Committee consisting of the Company's senior executive officers, Messrs. Feldman (Chairman of the Board), Corcoran (President and Chief Executive Officer), William S. McCalmont (Senior Vice President and Chief Financial Officer) and Lawrence D. Robinson (Senior Vice President and General Counsel). The Capital Approval Committee has been delegated the authority to authorize, take or cause to be taken, any action in connection with the acquisition, improvement, disposition or financing of any hotel assets involving an actual or reasonably anticipated investment by the Company of up to $25 million (relating to a single hotel transaction) and $50 million (relating to more than a single hotel), subject, in both cases, to certain limitations. Due to its formation in late 1996, the Capital Approval Committee held no meetings and took no action in 1996.

COMPENSATION OF DIRECTORS

       In lieu of cash compensation, on February 19, 1997, the Company granted to each Independent Director 1,500 shares of Restricted Stock under the Company's 1994 Restricted Stock and Stock Option Plan ("1994 Plan") for serving as a director of the Company during 1996. The Company intends to provide a similar grant to each Independent Director in lieu of cash compensation for service during 1997. None of the other directors received any compensation for their service as directors of the Company during 1996. The Company reimburses directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors.

                        EXECUTIVE OFFICERS OF THE COMPANY

CURRENT EXECUTIVE OFFICERS

       The executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:

                                                                                            OFFICER OF THE
 NAME                             AGE           POSITION(S) HELD WITH THE COMPANY           COMPANY SINCE
 ----                             ---           ---------------------------------           -------------
 Hervey A. Feldman                59            Chairman of the Board                            1994

 Thomas J. Corcoran, Jr.          48            President and Chief Executive Officer            1994


 William S. McCalmont             41            Senior Vice President, Chief Financial           1996
                                                Officer and Treasurer

 Lawrence D. Robinson             53            Senior Vice President, General Counsel           1996
                                                and Secretary

 Jack Eslick                      45            Vice President, Director of Asset                1996
                                                Management (1)

 June H. McCutchen                41            Vice President, Director of Design and           1995
                                                Construction (1)

 William P. Stadler               42            Vice President, Director of Acquisition          1995
                                                and Development (1)

------------------
(1) In recognition of the increasing responsibilities undertaken by Mr. Eslick, Ms. McCutchen and Mr. Stadler in their respective offices, the Company elevated these officers to executive officers in March 1997.

BUSINESS EXPERIENCE

       Information concerning the business experience of Messrs. Feldman and Corcoran is provided under the section captioned "Election of Directors."

       William S. McCalmont has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since August 1996. For approximately 12 years prior to joining the Company, Mr. McCalmont had been employed in various positions with The Promus Companies Incorporated and with Harrah's Entertainment, Inc., which was created as a result of the spin-off of Promus Hotel Corporation. During his 12-year career with these companies, Mr. McCalmont served in various management positions in finance at the Embassy Suites Hotel division, was Director of Finance, Corporate Director of Asset Management and Project Finance, and Vice President and Treasurer of its parent, and most recently served as the Vice President and Treasurer of Harrah's.

       Lawrence D. Robinson has served as Senior Vice President, General Counsel and Secretary of the Company since May 1996. From 1972 to 1989, Mr. Robinson was a partner in the Kansas City based law firm of Stinson, Mag & Fizzell, for which he founded and managed a Dallas, Texas office from 1982 to 1989. From 1989 through April 1996, Mr. Robinson was a partner in the Houston based law firm of Bracewell & Patterson, L.L.P., where he served as the managing partner of its Dallas office until 1992, as the head of that office's corporate and securities law section and as chairman of its firm-wide hospitality group. Mr. Robinson continues to maintain an "of counsel" relationship with that firm.

       Jack Eslick joined the Company in April 1996 as its Vice President, Director of Asset Management. Mr. Eslick has over 20 years experience in hotel operations. From April 1991 until he joined the Company,

Mr. Eslick served as Vice President of Operations of Promus, where he had direct responsibility for all operations in a region that grew from 14 hotels to 26 hotels. Prior to April 1991, he served in various capacities with Holiday Inns, Inc., including serving as general manager of various hotels and as a Regional Director of Operations.

       June H. McCutchen joined the Company in October 1995 as Vice President, Director of Design and Construction. Her most recent experience was as Account Executive for Hospitality Restoration & Builders, Inc. since 1994. From 1992 to 1994 she was Project Manager for American General Hospitality, Inc. where she managed all capital improvement work for over 35 properties each year. Prior to 1992, Ms. McCutchen was Project Manager for Hilton Hotels, Inc. from 1987 to 1992, and prior to 1987, she served as design coordinator and purchasing manager for Embassy Suites, Inc.

       William P. Stadler began his employment with the Company in July 1995 as Vice President, Director of Acquisition and Development. Mr. Stadler has over 17 years of experience in hotel acquisition and development, having served as Vice President-Development for Coastal Hotel Group from 1994 until he joined the Company in 1995, as Vice President-Development for Embassy Suites, Inc. from 1992 to 1994, as Senior Vice President-Development for Landmark Hotels, Inc. from 1989 to 1991 and as Vice President-Development for Marriott Corporation from 1985 to 1989.

TERMS OF OFFICE; RELATIONSHIPS

       The officers of the Company are elected annually by the Board of Directors at a meeting held following each annual meeting of shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his successor is duly elected and qualified or until his death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

       There are no family relationships among the executive officers. There are no arrangements or understandings between any officer and any other person pursuant to which that officer was selected.

                              CERTAIN TRANSACTIONS


       The Company, which was formed in 1994 to acquire equity interests in hotel properties, completed its IPO on July 28, 1994 and contributed the net proceeds therefrom to the Partnership in exchange for an approximately 75% equity interest in the Partnership, which owned six Embassy Suites(R) hotels ("Initial Hotels"). The Partnership had acquired the Initial Hotels through a merger with entities originally formed in 1991 ("FelCor Affiliates"), which were controlled by Hervey A. Feldman and Thomas J. Corcoran, Jr., the Chairman of the Board and Chief Executive Officer of the Company, respectively. References herein to the business of the Company includes the business conducted by the Company and its subsidiaries (including the Partnership) on a consolidated basis. The Company has elected to be taxed as a real estate
investment trust ("REIT").   In order to qualify as a REIT, neither the Company
nor the Partnership may operate hotels. At March 20, 1997, the Company owned interests in 58 hotels, all of which were leased to DJONT Operations, L.L.C. or a consolidated subsidiary thereof (collectively, "Lessee") pursuant to separate percentage lease agreements ("Percentage Leases"), each providing for rent payments equal to the greater of (i) fixed base rent ("Base Rent") or
(ii) percentage rent ("Percentage Rent") based in large part on the suite revenues of the hotels. All of the voting Class A membership interest in the Lessee (representing a 50% equity interest) is beneficially owned by Messrs. Feldman and Corcoran. All of the non-voting Class B membership interest in the Lessee (representing the remaining 50% equity interest) is owned by RGC Leasing, Inc., a Nevada corporation owned by the children of Charles N. Mathewson, a director of the Company.


       The Company and the Partnership have entered into a number of
transactions with the Lessee and certain other affiliates.   Mr. Feldman and
Mr. Corcoran, who are officers and directors of the Company, control and are also officers and directors of the Lessee.

       The Percentage Leases

              The Partnership and the Lessee have entered into the Percentage Leases, each with a term of ten years, relating to each hotel in which the Company owns an interest. The Company anticipates that similar Percentage Leases will be executed with respect to any additional hotel properties acquired by it in the future. Pursuant to the terms of the Percentage Leases, the Lessee is required to pay the greater of Base Rent or Percentage Rent and certain other additional charges, and is entitled to all profits from the operation of the hotels after the payment of operating, management and other expenses. Lease rent paid by the Lessee under the Percentage Leases totaled approximately $108 million for the year ended December 31, 1996.

       Employment Agreements

              The Company has entered into employment agreements with each of Messrs. Feldman and Corcoran ("Employment Agreements") that will continue in effect until December 31, 1999 and, thereafter, will be automatically renewed for successive one year terms, unless otherwise terminated. Pursuant to such Employment Agreements, Mr. Feldman serves as Chairman of the Board, and Mr. Corcoran serves as President and Chief Executive Officer, of the Company. Each was paid a base salary of $5,000 per month through 1994, $10,000 per month in 1995 and $10,270 per month in 1996. Effective January 1, 1997, Mr. Feldman is entitled to receive $12,500 per month and Mr. Corcoran is entitled to receive $16,667 per month. Messrs. Feldman and Corcoran have agreed to devote substantially all of their time to the business of the Company. The Compensation Committee of the Board may provide for additional compensation as a bonus should it determine, in its discretion, based on merit, the Company's anticipated financial performance and other criteria, that such additional compensation is appropriate. The Company maintains a comprehensive medical plan for the benefit of Messrs. Feldman and Corcoran and their dependents.

       Option and Right of First Refusal


              In 1994, the Company was granted a two-year option to purchase at fair market value, and a right of first refusal, with respect to an Embassy Suites hotel located in St. Louis, Missouri that was developed by a FelCor Affiliate and opened for business on December 21, 1994 under the management of Promus. In anticipation of the December 21, 1996 expiration date of such option and right of first refusal, the Independent Directors, following an inspection of the hotel and a thorough consideration of all matters deemed relevant by them, determined, at a meeting held at such hotel in June 1996, that it would be in the best interests of the Company and its shareholders to allow this option and right of first refusal to expire unexercised. Such decision was based, in part, upon the fact that the Company had other purchase opportunities, that the option was only exercisable at full fair market value and that the hotel offered little opportunity for the Company to benefit from additional capital expenditures, or changes in brand or management. Accordingly, this option and right of first refusal was not exercised and expired by its terms on December 21, 1996.


       Sharing of Offices and Employees

              The Company shares the executive offices and certain employees with FelCor, Inc. and the Lessee, and each company bears its share of the costs thereof, including an allocated portion of the rent, salaries of certain personnel (other than Messrs. Feldman and Corcoran, whose salaries are borne solely by the Company), office supplies, telephones and depreciation of office furniture, fixtures and equipment. Any such allocation of shared expenses to the Company must be approved by a majority of the Independent Directors.
During 1996, the Company paid approximately $807,000 (approximately 38%) of the allocable expenses under this agreement.

       Certain Relationships with Promus

              As of February 5, 1997, Promus held of record 1,886,792 shares of Common Stock and 1,000,000 Units which are currently redeemable, at the option of Promus, subject to certain limitations, into a like number of shares of Common Stock. Assuming all Units held by Promus were redeemed for Common Stock, Promus would own approximately 10.5% of the Company's Common Stock. The Company has numerous significant contractual relationships with Promus.

       Compensation of Director for Special Services

              In connection with the Company's acquisition, during February 1997, of interests in 10 hotels at an aggregate cost of approximately $139 million (including the Company's share of certain assumed indebtedness), Mr. Richard S. Ellwood, an Independent Director of the Company, was paid a one-time fee in the amount of $200,000 for his services in facilitating this transaction.

                             EXECUTIVE COMPENSATION

       The following table sets forth information, for the fiscal years ended December 31, 1994, 1995 and 1996, regarding the compensation of the Company's President and Chief Executive Officer and the four other most highly compensated executive officers during 1996:

                          SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                     ANNUAL COMPENSATION                       COMPENSATION
                                            --------------------------------------   ---------------------------

                                                                                                     SECURITIES
                                                                      OTHER ANNUAL    RESTRICTED     UNDERLYING        ALL OTHER
                                                                      COMPENSATION      STOCK         OPTIONS/       COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR    SALARY ($)   BONUS ($)         ($)       AWARDS($)(5)     SARS(#)          ($)(10)
   ---------------------------      ----    ----------   ---------    ------------   ------------     ----------   ----------------
 Thomas J. Corcoran, Jr  . . .     1996     123,240         None          None            None           None           4,875
    President and Chief            1995     120,000         None          None         194,625(6)    150,000            4,875
    Executive Officer                                                                  243,000(7)
                                   1994(2)   26,774         None          None            None       150,000             None



 Hervey A. Feldman . . . . . .     1996     123,240         None          None            None          None            4,875
    Chairman of the Board          1995     120,000         None          None         194,625(6)    150,000(9)         4,875
                                                                                       243,000(7)
                                   1994(2)   26,774         None          None            None       150,000             None

  Nicholas R. Peterson  . . . .    1996     100,000(1)    80,000          None            None          None            4,875
    Chief Financial Officer(1)     1995     100,000      165,219(4)       None            None          None           29,375
                                   1994(1)    3,788                       None            None        50,000             None

 William P. Stadler  . . . . .     1996      79,020      100,000          None            None          None            4,875
    Vice President, Director       1994(3)   34,125       45,000          None          66,100(8)     25,000            2,438
     of Acquisition and
     Development

 June H. McCutchen . . . . . .     1996      70,000       52,100          None            None        20,000(9)         1,970
    Vice President, Director       1995(3)   17,500        2,000          None            None          None             None
     of Design and
     Construction

---------------
(1) Mr. Peterson was employed as the Company's Chief Financial Officer from December 19, 1994 until May 31, 1996. The information for 1994 includes compensation only during the period from December 19, 1994 through December 31, 1994. The salary for 1996 includes the amount of $58,333 paid to Mr. Peterson upon the termination of his employment.

(2) Includes compensation only during the period from July 28, 1994 (inception of operations) through December 31, 1994.

                                           Footnotes continued on following page

(3) Includes compensation only during the periods from the date of commencement of employment (July 1995 in the case of Mr. Stadler and October 1995 in the case of Ms. McCutchen) through December 31, 1995.

(4) Includes a cash bonus of $62,500 and the fair market value of a stock grant of 5,000 shares of Common Stock awarded to Mr. Peterson in February 1995, all of which shares were fully vested as of the date of the grant.

(5) An aggregate of 29,000 shares of restricted stock were awarded in the 1996 fiscal year, each with vesting occurring over a five-year period. Holders of restricted stock are entitled to vote and receive dividends on such shares from the date of grant. The amount reported in the table represents the market value of the shares awarded on the date of grant, determined by the closing price of the Common Stock on such date, without giving effect to the diminution of value attributable to the restrictions on such stock. As of December 31, 1996, the aggregate restricted stock holdings by the above-named current executive officers consisted of 30,800 shares owned as set forth below, with a then current aggregate market value, determined in the same manner as of such date, of $1,089,550 as follows: Mr. Corcoran (14,400 shares, $509,400 value); Mr. Feldman (14,400 shares, $509,400 value); and Mr. Stadler (2,000 shares, $70,750 value).

(6) Represents an award of 9,000 shares of restricted stock on February 16, 1995 which become vested over a five-year period at the rate of 20% per year. The value is based upon the closing price of the Common Stock on the date of grant of $21.625 per share.

(7) Represents an award of 9,000 shares of restricted stock as of December 15, 1995, which become vested over a five-year period from the date of grant at the rate of 20% per year. The value is based upon the closing price of the Common Stock on the date of grant of $27.00 per share.

(8) Represents an award of 2,500 shares of restricted stock on July 24, 1995 which become vested over a five-year period at the rate of 20% per year. The value is based upon the closing price of the Common Stock on the date of grant of $26.44 per share.

(9) Represent shares purchasable pursuant to options granted February 21, 1996. See "--Option Grants" below.

(10) These amounts represent the Company's contributions to the Company's employee savings and investment plan in the amount of up to $4,875 to each executive officer and, in the case of Mr. Peterson, a moving allowance of $25,000 paid to Mr. Peterson in connection with the commencement of his employment with the Company.

       The executive officers, receive health and disability insurance benefits which do not exceed 10% of their respective salaries. These benefits are also provided to all other employees of the Company.

Option Grants

       The following table sets forth information regarding grants of stock options to the Company's named executive officers during the 1996 fiscal year. The options were granted pursuant to the Company's 1995 Plan. No stock appreciation rights ("SARs") were granted during the 1996 fiscal year.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                 Individual Grants
                  ---------------------------------------------------------------------------
                                       % of Total                                                 Potential Realizable Value at
                     Number of           Options                   Market Price                    Assumed Annual Rate of Stock
                  Securities Under-    Granted to    Exercise or     on Date                    Price Appreciation for Option Term
                   lying Options      Employees in   Base Price      of Grant      Expiration   ----------------------------------
Name                 Granted (#)       Fiscal Year    ($/Share)      ($/Share)        Date       0%($)          5%($)       10%($)
----              --------------    --------------   -----------   -----------     ----------    ----           ----        -----
June H. McCutchen     20,000            6.1%           $30.00         $30.00         2/21/06      $0           $377,337     $956,245


       The options granted to Ms. McCutchen were granted February 21, 1996, at an exercise price of $30.00 per share, which was the closing price of the Common Stock on such date. Such options become exercisable over a five year period, with 20% of the total number of shares covered thereby becoming exercisable on each of the first five anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant.


       The unexpired stock options to purchase the Company's Common Stock held by named executive officers of the Company at December 31, 1996, are summarized in the following table:

                         FISCAL YEAR END OPTION VALUES

                                               NUMBER OF SECURITIES
                                              UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                    OPTIONS AT                 IN-THE-MONEY OPTIONS AT
                                                 DECEMBER 31, 1996               DECEMBER 31, 1996 (1)
                                          -------------------------------    ---------------------------
                        NAME              EXERCISABLE       UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                        ----              -----------       -------------    -----------   -------------
 Thomas J. Corcoran, Jr. . . . . . .         90,000            210,000        $1,113,750     $2,336,250
 Hervey A. Feldman . . . . . . . . .         90,000            210,000         1,113,750      2,336,250
 Nicholas R. Peterson  . . . . . . .         20,000             10,000           332,500        116,250
 William P. Stadler  . . . . . . . .          5,000             20,000            44,675        178,700
 June H. McCutchen   . . . . . . . .             --             20,000                --        107,500

----------------

(1) Based on the difference between the option exercise price and the closing sale price of the Common Stock on The New York Stock Exchange on December 31, 1996, which was $35.375 per share.


Employment Agreements

       The Company has entered into employment agreements with each of Messrs. Feldman and Corcoran, as described above under "Certain Transactions-- Employment Agreements."

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ON
                             COMPENSATION DECISIONS


       During 1996, the Company's Compensation Committee of the Board of Directors consisted of Donald J. McNamara, Richard S. Ellwood, Richard O. Jacobson and Thomas A. McChristy, constituting all of the Independent Directors, none of whom was, prior to or during 1996, an officer or employee of
the Company.   None of such persons had any relationships requiring disclosure under applicable rules and regulations. The Company did not have a policy during 1996 prohibiting its executive officers from participating in deliberations of the Board of Directors regarding executive compensation. Consequently, Messrs. Feldman and Corcoran, who are also directors of the Company, and Mr. Robinson, as Secretary of the Company, were present during deliberations of the Board of Directors regarding executive compensation during 1996. Messrs. Feldman and Corcoran, in their capacities as directors, participated in such deliberations.


       In connection with the Company's acquisition, during February 1997, of interests in 10 hotels at an aggregate cost of approximately $139 million (including the Company's share of certain assumed indebtedness), Mr. Richard S. Ellwood, an Independent Director of the Company, was paid a one-time fee in the amount of $200,000 for his services in facilitating this transaction.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors is currently comprised of Messrs. McNamara, Ellwood, Jacobson and McChristy, none of whom is or was an employee or officer of the Company. The Compensation Committee is authorized to determine the compensation of the Company's executive officers, administer the Company's employee benefit plans, including determining the terms and conditions of the benefits and the recipients thereof in accordance with the plans, review all existing and proposed employee benefit plans and advise the Board of Directors regarding the results and benefits thereof, and perform such other functions as necessary, advisable or appropriate in the efficient discharge of its duties.

       Compensation Philosophy

       The Compensation Committee works with senior management to develop and implement the Company's executive compensation philosophy and the policies upon which the Committee's decisions are based. Generally, the Company's philosophy regarding executive compensation is to provide a base cash compensation level that is at or below the average of other equity hotel REITs, and to provide additional incentive compensation, in the form of cash bonuses and grants of options and restricted stock, based upon the realization of stated objectives, such as hotel acquisitions, financings and renovations, improvements in funds from operations and other similar criteria linked to realized or anticipated improvements in total shareholder return. No variation from the standard terms of grants of options or restricted stock may be made without prior Compensation Committee approval. The Company believes that the award of significant incentive compensation in the form of options and restricted stock provides management with incentives consistent with the interests of shareholders. As a consequence of this philosophy, executive compensation may be at or below other equity hotel REITs during periods of average performance and above that of the competitive set during periods of above average growth or performance. The competitive set utilized by the Committee to measure performance includes other equity hotel REITs, with particular emphasis placed on those whose capitalization, revenues, assets, market value and total shareholder returns are most nearly comparable to those of the Company. Since REITs do not pay taxes at the corporate level, no policy has been established with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code.

       Executive Compensation


       During the year ended December 31, 1996, the base compensation payable to Thomas J. Corcoran, Jr., the Company's Chief Executive Officer, and Hervey
A. Feldman, its Chairman of the Board, were set by the terms of their respective employment contracts, which were entered into by the Company at the closing of the Company's IPO in July 1994 prior to the formation of the Compensation Committee, and subsequently were ratified by the Board of Directors, including the members of the Compensation Committee. The Board did not review any particular criteria or factors in determining whether to ratify the contracts, except that the existence and basic terms of the contracts were disclosed in the IPO Prospectus, that copies of the form of the contracts were filed with the SEC in connection with the registration of the IPO and that the terms of the employment agreements had been negotiated with representatives of the IPO's underwriters. Under the employment contracts, each of Messrs. Feldman and Corcoran received $10,270 per month in base cash compensation during 1996. The base cash compensation for the executive officers of the Company is related primarily to competitive factors and is not based on or tied to the Company's financial performance. The base cash compensation of each of the Company's executive officers is adjusted annually based upon changes in the Consumer Price Index. In determining whether to further adjust base cash compensation or to award additional cash compensation to an executive officer, the Committee takes into account competitive factors as well as the individual's overall performance, including the achievement of stated objectives established by senior management or, in the case of the Chairman of the Board and Chief Executive Officer, by the Committee. In evaluating an executive's total compensation (base cash compensation plus incentive compensation and benefits) both objective and subjective factors are considered. Additional cash compensation may be awarded as bonuses to such persons, as well as to other officers of the Company, as determined by the Compensation Committee. It is expected that future cash bonuses, if any, payable to the Company's executive officers will be similarly based upon the Company's future growth and financial performance, although no generally applicable policy or formula has been established. At the request of such officers, no consideration of additional cash compensation for Messrs. Feldman or Corcoran was considered for 1996.



       The Company added two new executive officers in 1996: Lawrence D. Robinson became the Company's Senior Vice President, General Counsel and Secretary in May 1996, and William S. McCalmont became the Company's Senior Vice President, Chief Financial Officer and Treasurer in August 1996. The base compensation for these officers ($100,000 annually for Mr. Robinson and $162,500 annually for Mr. McCalmont) was recommended by the President and Chief Executive Officer and approved by the Compensation Committee in accordance with the guidelines set forth above. In addition, in connection with the commencement of employment of these officers, the Compensation Committee approved the grant of certain shares of restricted stock and options, as discussed below. Also in 1996, the Company's former Senior Vice President, Chief Financial Officer and Treasurer, Nicholas R. Peterson, resigned effective May 1996. In connection with his resignation, the Compensation Committee approved the payment to Mr. Peterson, effective upon his resignation, of the balance of his 1996 compensation of $100,000. In addition, the Compensation Committee had previously approved a bonus program for Mr. Peterson pursuant to which he would be awarded a cash bonus of $5,000 for each hotel acquired by the Company. At the time of Mr. Peterson's resignation, the Company had acquired 16 hotels in 1996, and as a result, the Compensation Committee approved the payment of a cash bonus of $80,000 to Mr. Peterson. Further, Mr. Peterson held options to purchase 50,000 shares at the time of his resignation. Such options were awarded in December 1994 in connection with the commencement of Mr. Peterson's employment with the Company. Options with respect to 10,000 shares had vested, but the remaining options had not vested and, pursuant to the terms of the Stock Option Agreement pursuant to which the options were issued, such options would have lapsed upon his resignation. In recognition of the services provided by Mr. Peterson during his tenure with the Company, including the extraordinary growth in number of hotels acquired during his tenure, the Compensation Committee approved an amendment to Mr. Peterson's Stock Option Agreement pursuant to which Mr. Peterson was entitled to retain options for an additional 20,000 shares, vesting over a two-year period, with the remaining 20,000 options to be forfeited.


       Other Incentive Compensation


       In February 1996, Messrs. Feldman and Corcoran were each awarded 9,000 shares of Restricted Stock, effective as of December 1995, based upon 1995 performance. In connection with the employment of Mr. Robinson, and as an inducement to Mr. Robinson to accept such employment, the Compensation Committee awarded a grant of 12,000 shares of restricted stock to him, which shares will become vested over a five-year period at the rate of 20% per year. In addition, the Compensation Committee awarded Mr. Robinson options to purchase 100,000 shares at an exercise price of $29.12 per share, the fair market value of the Company's Common Stock on the date of Mr. Robinson's employment. Such options will also become vested over a five-year period at the rate of 20% per year. In connection with the employment of Mr. McCalmont, and as an inducement to Mr. McCalmont to accept such employment, the Compensation Committee awarded Mr. McCalmont a grant of an aggregate of 15,000 shares of Restricted Stock, 2,500 of which became vested on January 1, 1997, and the remainder of which will become vested over a five-year period from the date of grant at the rate of 20% per year. In addition, the Compensation Committee awarded Mr. McCalmont options to purchase 92,500 shares of Common Stock at an exercise price of $30.50 per share, the fair market value of the Company's Common Stock on the date of Mr. McCalmont's employment. Such options will become vested over a five-year period at the rate of 20% per year.



       In February 1997, the Compensation Committee determined to continue the practice of awarding options to Messrs. Feldman and Corcoran upon successful completions of public offerings of equity securities by the Company. The Compensation Committee also determined that for future offerings, the amount of such options to be granted should be equal to approximately 1% of the number of shares of Common Stock, or Common Stock equivalents, sold by the Company in the offering. The Compensation Committee noted that Messrs. Feldman and Corcoran had not previously received options in connection with the Company's public offering of 6,000,000 of Series A Preferred Stock at $25.00 per share in May 1996, and consequently, consistent with this practice, awarded each of Messrs. Feldman and Corcoran options to purchase 46,000 shares of Common Stock at an exercise price of $29.50 per share. The number of options awarded approximates the number of shares of Common Stock that would be issuable upon conversion of 1% of the Series A Preferred Stock sold in the offering, and the exercise price was fixed at a small premium over the closing price of the Common Stock on the date of the offering. The Company also maintains a 401(k) Plan, health insurance and other benefits generally available to all employees.


       This report has been furnished by the members of the Compensation Committee.

                          Donald J. McNamara, Chairman
                               Richard S. Ellwood
                              Richard O. Jacobson
                              Thomas A. McChristy

                                PERFORMANCE GRAPH


       The following graph compares the change in the Company's shareholder return on the Common Stock for the period July 28, 1994 (the date upon which the Common Stock was issued in the IPO at $21.25 per share) through December 31, 1996, with the changes in Standard & Poor's 500 Stock Index (the "S&P
500 Index") and the National Association of Real Estate Investment Trust Equity Index (the "NAREIT Equity Index") for the same period, assuming a base investment of $100 in the Common Stock in each index for comparative purposes. Total return equals appreciation in stock price plus dividends paid, and assumes that all dividends are reinvested. During the period presented, the Common Stock was traded on the Nasdaq Stock Market under the symbol "FLCO" until March 13, 1996, when it was approved for listing, and commenced trading, on the NYSE under the symbol "FCH." The Company will provide upon request the names of the companies included in the NAREIT Equity Index. The NAREIT Equity Index is published monthly by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") in its publication, REITWatch. The index is available to the public upon request to NAREIT.


                             [PERFORMANCE GRAPH]


The foregoing graph is based upon the following data:


                               07/28/94    09/30/94   12/31/94   03/31/95  06/30/95  09/30/95    12/31/95
                               --------    --------   --------   --------  --------  --------    --------
FelCor Suite Hotels, Inc.      $100.00     $108.24    $92.96     $115.96   $126.13   $150.94     $141.86
NAREIT Equity Index             100.00       98.44     98.45       98.28    104.07    108.96      113.48
S&P 500 Index                   100.00      101.56    101.54      111.42    121.99    131.69      139.54



                               03/31/96    06/30/96   09/30/96   12/31/96
                               --------    --------   --------   --------
FelCor Suite Hotels, Inc.      $160.35     $160.26    $172.18    $191.09
NAREIT Equity Index             116.06      121.23     129.16     153.50
S&P 500 Index                   147.03      153.63     158.36     171.62


         The foregoing price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

         There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future share performance.

                PROPOSAL 2.  ADOPTION OF AMENDMENT TO 1995 PLAN

         The Board of Directors approved the 1995 Plan to provide incentives to attract and retain executive officers and key employees. The 1995 Plan was approved by the Company's shareholders at the Annual Meeting of Shareholders on May 15, 1996. The Board of Directors proposes that the shareholders approve an increase in the maximum number of shares of Common Stock issuable under the 1995 Plan from 1,200,000 to 1,500,000. The proposed amendment was adopted by the Board as of February 19, 1997, subject to the approval of the Company's shareholders.

         The proposed amendment to the 1995 Plan will be approved if a majority of the shareholders voting at the Annual Meeting vote in favor of such amendment, assuming a quorum is present.

         The following paragraphs summarize the more significant features of the 1995 Plan. The following summary is subject, in all respects, to the terms of the 1995 Plan. The Company will provide promptly, upon request and without charge, a copy of the full text of the 1995 Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to FelCor Suite Hotels, Inc., 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062, Attention: Corporate Secretary.

SUMMARY OF THE 1995 PLAN


         Purpose and Administration. The 1995 Plan is administered by the Compensation Committee or, in the case of grants to Independent Directors, by the Board of Directors. The Compensation Committee generally has the authority, within limitations set forth in the 1995 Plan, (i) to establish rules and regulations concerning the 1995 Plan, (ii) to determine the persons to whom Options (as defined below) and Restricted Stock (as defined below) may be granted, (iii) to fix the number of shares of Common Stock to be covered by each Option and the number of shares of Restricted Stock granted, and (iv) to set the terms and provisions of each grant of Options or Restricted Stock to be granted.


         Share Authorization. The 1995 Plan provides for the grant of stock options to purchase a specified number of shares of Common Stock ("Options") or grants of restricted shares of Common Stock ("Restricted Stock"). Under the 1995 Plan, the total number of shares originally available for grant was equal to 1,200,000 shares of Common Stock, of which not more than 133,333 shares could be grants of Restricted Stock. Of the shares of Common Stock originally available under the 1995 Plan, 1,050,000 shares were designated for grant to the officers and eligible employees of the Company, of which 83,333 shares could be granted as Restricted Stock. The remaining 150,000 shares of Common Stock were designated for grant to the Independent Directors, of which 50,000 shares could be granted as Restricted Stock. At March 18, 1997, there remained available under the 1995 Plan only 59,667 shares available for grants of options and 5,333 shares available for grants of Restricted Stock to officers and eligible employees of the Company. All of the 150,000 shares originally available for grants to independent directors remained available. If approved by the Company's shareholders, the proposed amendment to the 1995 Plan would increase the maximum number of shares of Common Stock issuable under the 1995 Plan from 1,200,000 to 1,500,000. The additional 300,000 shares will be designated for (i) grants of Options to the officers and eligible employees of the Company (270,000 shares) and (ii) grants of Restricted Stock to the officers and eligible employees of the Company (30,000 shares). Upon the occurrence of certain extraordinary events, the Board of Directors or the Compensation Committee may make such adjustments in the aggregate number and kind of shares reserved for issuance, the number of shares and kind covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

         Eligibility. Participants in the 1995 Plan may be directors, officers or employees of the Company, its subsidiaries (including the Partnership) or designated affiliates, and are selected by the Compensation Committee.

         Options. Options granted under the 1995 Plan may be incentive stock options ("ISOs") under Section 422 of the Code or non-qualified options, at the discretion of the Compensation Committee, provided that no Independent Director may receive a grant of ISOs. The 1995 Plan provides that the exercise price of an Option will be fixed by the Compensation Committee on the date of grant; however, the exercise price of an ISO must be not less than the fair market value of a share of Common Stock on the date of the grant. Any ISOs granted to such participants also must expire within ten years from the date of adoption of the 1995 Plan. Moreover, Options granted under the 1995 Plan will not be ISOs to an individual participant to the extent that the aggregate fair market value of the shares of Common Stock with respect to which such Options under the 1995 Plan (or under any other plan maintained by the Company or a subsidiary thereof) first become exercisable by such participant in any year exceeds $100,000.

         No Option may be exercised within six months after the date of grant or in such circumstances where exercise would violate Federal or State securities laws. Options will be non-transferable and non-assignable; provided, however, that the estate of a deceased holder can exercise Options. Options generally will be exercisable by the holder thereof subject to terms fixed by the Compensation Committee. The right of any participant to exercise an Option may not be transferred in any way other than by will or the laws of descent and distribution.

         Restricted Stock Awards. The 1995 Plan also permits the Compensation Committee to grant up to 83,333 shares of Restricted Stock to officers and employees of the Company and 50,000 shares to Independent Directors.
Restricted Stock will be subject to the terms and conditions imposed by the Compensation Committee. Except for such restrictions on transfer as the Compensation Committee may impose, the participants have all the rights of a holder of Common Stock as to such Restricted Stock including the right to vote the shares and the right to receive any cash distributions. Except as provided by the Compensation Committee at the time of grant or otherwise, upon a termination of employment for any reason during the Restriction Period, all unvested shares will be forfeited by the participant.


         Termination and Amendment. No Options shall be granted and no Restricted Stock shares may be awarded under the 1995 Plan on or after November 1, 2005. The Compensation Committee may amend any award theretofore granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the plan to qualify for an exemption provided by Rule 16b-3 under the Exchange Act). The 1995 Plan may be terminated and may be modified or amended by the Board of Directors at any time; however, (i) any modification or amendment either increasing the aggregate number of shares which may be issued thereunder, increasing materially the benefits accruing to participants under the 1995 Plan (whether through a repricing of options or otherwise) or materially modifying the requirements as to eligibility to receive Options is subject to shareholder approval within one year of the adoption of such amendment; and (ii) no such termination, modification or amendment of the 1995 Plan will alter or affect the terms of any then outstanding Options or Restricted Stock without the consent of the holders thereof.



         Awards. In 1995, the Compensation Committee awarded each of Messrs. Feldman and Corcoran a grant of 9,000 shares of Restricted Stock and an Option covering 150,000 shares, and awarded two non-executive officers Options covering an aggregate of 45,000 shares. In February and March 1996, Options for an aggregate of 135,000 shares were granted to certain non-executive officers and employees. All such awards and grants were subject to shareholder approval of the 1995 Plan, which was obtained in May 1996. In May and August 1996, the Compensation Committee awarded grants of an aggregate of 25,000 shares of Restricted Stock and Options covering an aggregate of 192,500 shares to two new executive officers of the Company in connection with such offices' commencement of employment with the Company. See "Report of Compensation Committee on Executive Compensation." With the exception of a grant of 2,500 shares of Restricted Stock to Mr. McCalmont, which vested on January 1, 1997, each of such grants of Restricted Stock and Options will vest over a five-year period from the date of grant at the rate of 20% per year.


         In February 1997, the Compensation Committee awarded grants of 15,000 shares of Restricted Stock to each of Messrs. Feldman and Corcoran, and grants of 2,500 shares of Restricted Stock to each of Messrs. McCalmont and Robinson. Also in February 1997, the Compensation Committee awarded Options covering an aggregate of 86,500 shares to each of Messrs. Feldman and Corcoran, and covering 10,000 shares to each of its other executive officers (Mr. Eslick, Mr. McCalmont, Ms. McCutchen, Mr. Robinson and Mr. Stadler). In addition, Options covering an aggregate of 17,500 shares were awarded to certain non-executive officers and employees of the Company. Each of such grants of Restricted Stock and Options will vest over a five-year period from the date of grant at the rate of 20% per year.

         Except for the foregoing awards of Restricted Stock and Options, neither the number of individuals who will be selected to participate in the 1995 Plan nor the type or size of awards that will be approved by the Compensation Committee can be determined. The Company is also unable to determine the number of individuals who would have participated in the 1995 Plan or the type or size of awards that would have been made under the 1995 Plan if the proposed amendment to the 1995 Plan had been in effect in 1996.

         Federal Income Taxes. No income is recognized by a participant in the 1995 Plan at the time the Option is granted. If the Option is an ISO, no income will be recognized upon the participant's exercise of the Option.
Income is recognized by a participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares' fair market value and the Option price.

         A participant will recognize income on account of a Restricted Stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the Common Stock received on that date.

         The employer (either the Company or its affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or the vesting of a stock award. The amount of the deduction is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Stock acquired upon the exercise of an ISO.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSED AMENDMENT TO THE 1995 PLAN.

                       PROPOSAL 3.  AMENDMENT OF CHARTER

         The Board of Directors has approved and recommends to the shareholders approval of the proposed amendment to the Company's Charter to delete Article IX of the Charter (the "Debt Limitation"). Article IX of the Charter currently provides as follows:

                                  Article IX.
                           Limitation on Indebtedness

                 The Corporation may not incur or suffer to exist as of the end of any month Indebtedness (as defined below) in an amount in excess of 40% of the Corporation's investment in hotel properties, at its cost, after giving effect to the Corporation's use of proceeds from any Indebtedness. The Corporation's investment in hotel properties shall include all investments by the Corporation constituting, evidencing or secured by an interest in property, whether tangible or intangible and whether real, personal or mixed, that is used or intended for use in, or in any manner connected with or relating to, the ownership or leasing of hotels. In determining its cost of such investments, there shall be included (1) the amount of all cash paid and the value (as determined by the Board of Directors for purposes of such investment) of any other property transferred therefor by the Corporation, (2) the amount of all Indebtedness and other obligations assumed or incurred by the Corporation or to which the Corporation takes subject, and (3) the value (as determined by the Board of Directors for the purposes of such investment) of all equity securities of which the issuer is an entity that is, or upon such investment will be, included within the Corporation and which are issued (otherwise than for cash) to, or retained by, any person other than the Corporation in connection with such investment. For purposes of the foregoing restrictions, (A) "Indebtedness" of the Corporation shall mean the consolidated liabilities of the Corporation for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, including obligations under capital leases, and (B) "Corporation" shall mean this Corporation and any subsidiary entity consolidated therewith, under generally accepted accounting principles.

         The Debt Limitation was developed at the time of the Company's IPO in July 1994. Since the IPO, the Company has acquired interests in a total of 58 hotels, which acquisitions were financed principally with proceeds from the Company's public offerings of Common Stock. The Company's ability to raise equity capital is dependent, in large part, upon capital market conditions, including the general levels of interest rates. The Board of Directors believes adoption of the amendment to remove the Debt Limitation will increase the Company's ability to obtain capital on advantageous terms to enable it to take advantage of desirable acquisition and development opportunities. Also, since the IPO, a number of other hotel REITs and entities have been formed for purposes similar to those of the Company and the Company believes the market for hotel acquisitions has become more competitive. Most of these entities have no corporate limitation on their ability to incur indebtedness. As competition for acquisitions has increased, the ability of buyers to close on acquisitions, without a financing contingency, can be an important advantage in acquiring hotel properties on favorable terms.

         The Company believes that it is important for the Company to have flexibility in financing the acquisition of hotel properties. The Company believes that as the Company continues to grow it will have access to a range of financing alternatives, including public and private issuances of debt securities as well as continued equity financings. Management believes that the selective use of longer term debt can lower the Company's overall cost of capital and increase shareholder value. Management believes adoption of Proposal Three will permit the Company to access debt financing sources more readily while maintaining a policy limiting indebtedness to a level which the Board of Directors believes is prudent.


         If this proposal is approved by the shareholders of the Company at the Annual Meeting, the Board of Directors has expressed its intention to adopt a policy limiting the amount of indebtedness that the Company will incur to an amount not in excess of 40% of the Company's investment in hotel properties, at its cost, after giving effect to the Company's use of proceeds from any indebtedness and accounting for all investments in hotel properties under the purchase method of accounting. This policy of the Board of Directors will implement the same limitation currently imposed under the Company's Charter.
As of December 31, 1996, the Company had outstanding indebtedness of approximately $239.4 million, including approximately $115 million under its line of credit and approximately $95 million of mortgage indebtedness.


         If the proposed amendment to remove the Debt Limitation is approved by the shareholders, there will be no limitation in the Company's Charter or bylaws on the Company's ability to incur indebtedness and the Board of Directors, in its discretion, will be able to change its policy on limiting debt without shareholder approval. Accordingly, the elimination of the Debt Limitation in the Charter, while providing flexibility in the timing and amount of borrowings, will make it possible for the Company, with the prior approval of the Board of Directors, to increase the Company's level of indebtedness, from time to time, beyond that currently permitted in the Charter.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSAL TO AMEND THE COMPANY'S CHARTER BY DELETING ARTICLE IX.

                                 OTHER BUSINESS

         The Company is not aware of any business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the shareholders is properly presented at the meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

                                 ANNUAL REPORT

         The Company's 1996 Annual Report to Shareholders is enclosed herewith. The Company also will furnish to each beneficial owner of Common Stock entitled to vote at the Annual Meeting, upon written request to the Company at 545 E. John Carpenter Frwy., Suite 1300, Irving, Texas 75062, Attn: Corporate Secretary, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including the financial statements and financial statement schedules filed by the Company with the SEC.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Coopers & Lybrand, L.L.P. has served as auditors for the Company and its subsidiaries for the year ended December 31, 1996 and will continue to so serve for the year ending December 31, 1997 until and unless changed by action of the Board of Directors. A representative of Coopers & Lybrand, L.L.P. is expected to be present and available at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement, if desired.

                      SUBMISSION OF SHAREHOLDER PROPOSALS


         Any shareholder who wishes to present a proposal for action at the 1998 annual meeting of shareholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by the Company, must deliver such proposal to the Company at its principal executive offices, no later than December 15, 1997, in such form as is required under regulations promulgated by the Securities and Exchange Commission.


                                 MISCELLANEOUS


         The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the proxy and the material used in the solicitation thereof will be borne by the Company. Proxies may be solicited by directors and regular officers and employees of the Company by means of personal interview, telephone or telegram. In addition, the Company has retained Corporate Investor Communications, Inc. of Carlstadt, New Jersey, to assist in the solicitation of proxies, and it is estimated that their charges and expenses will be approximately $6,000. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses of such solicitation.


                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           Hervey A. Feldman
                                           Chairman of the Board

Irving, Texas

April 16, 1997

--------------------------------------------------------------------------------

                                     PROXY

                           FELCOR SUITE HOTELS, INC.
         545 E. JOHN CARPENTER FREEWAY, SUITE 1300, IRVING, TEXAS 75062

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1997


    The undersigned hereby appoints Hervey A. Feldman, Thomas J. Corcoran, Jr. and Lawrence D. Robinson, or any of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Stock of the undersigned in FelCor Suite Hotels, Inc. at the Annual Meeting of Shareholders to be held at the Embassy Suites (Dallas Love Field) hotel, 3880 West Northwest Highway, Dallas, Texas, at 9:00 a.m., local time, on May 22, 1997, and at any adjournments thereof, as specified below:



1. ELECTION OF CLASS III DIRECTORS


    [ ]  FOR THE NOMINEES LISTED BELOW               [ ]  WITHHOLD AUTHORITY

                Nominees:    Richard S. Ellwood
                             Richard O. Jacobson
                             Thomas A. McChristy

To vote FOR or WITHHOLD AUTHORITY with respect to all nominees, check the appropriate box above. To WITHHOLD AUTHORITY with respect to any individual nominee, check the FOR box and write the name of such nominee in the space below:

--------------------------------------------------------------------------------

2. PROPOSAL TO ADOPT THE AMENDMENT TO THE 1995 PLAN TO INCREASE THE MAXIMUM AGGREGATE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE 1995 PLAN FROM 1,200,000 TO 1,500,000.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

              PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS PROXY.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    3. PROPOSAL TO DELETE FROM THE COMPANY'S CHARTER ARTICLE IX, WHICH LIMITS THE COMPANY'S CONSOLIDATED INDEBTEDNESS TO 40% OF THE COMPANY'S INVESTMENT IN HOTEL PROPERTIES, AT ITS COST.

           [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

    4. In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before the meeting.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees for Class III director, FOR adoption of the amendment to the Company's 1995 Plan and FOR adoption of the proposal to amend the Charter of the Company.

                                         Dated:  , 1997


                                         PLEASE SIGN EXACTLY AS NAME APPEARS IN
                                         LEFT. WHEN SHARES ARE HELD BY JOINT
                                         TENANTS, BOTH SHOULD SIGN. WHEN SIGNING
                                         AS ATTORNEY, AS EXECUTOR,
                                         ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                         PLEASE GIVE FULL TITLE AS SUCH. IF A
                                         CORPORATION, PLEASE SIGN IN FULL
                                         CORPORATE NAME BY PRESIDENT OR OTHER
                                         AUTHORIZED OFFICER. IF A PARTNERSHIP,
                                         PLEASE SIGN IN PARTNERSHIP NAME BY
                                         AUTHORIZED PERSON.


                                         ---------------------------------------
                                                        Signature

                                         ---------------------------------------
                                                          Title

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. IF NO SPECIFICATION IS MADE,
               THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

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